Exhibit 99.A

Exhibit A

Transactions by Reporting Persons Since Last Filing

Beneficial Ownership	Purchase or Sale	Quantity	Transaction Date	Price per Share (including commission)	How Effected

Relational Investors Mid-Cap Fund I, L.P.	Sale	75,000	5/19/2009	$17.52	Open Market
Relational Investors Mid-Cap Fund I, L.P.	Sale	100,000	5/20/2009	$18.05	Open Market
Relational Investors Mid-Cap Fund I, L.P.	Sale	50,000	5/21/2009	$16.88	Open Market
Relational Investors Mid-Cap Fund I, L.P.	Sale	25,000	5/22/2009	$17.02	Open Market
Relational Investors Mid-Cap Fund II, L.P.	Sale	75,000	5/19/2009	$17.52	Open Market
Relational Investors Mid-Cap Fund II, L.P.	Sale	100,000	5/20/2009	$18.05	Open Market
Relational Investors Mid-Cap Fund II, L.P.	Sale	50,000	5/21/2009	$16.88	Open Market
Relational Investors Mid-Cap Fund II, L.P.	Sale	25,000	5/22/2009	$17.02	Open Market
Relational Investors LLC	Purchase	200	6/11/2009	$22.52	Open Market